Exhibit 99.1
As used in this Exhibit 99.1:
An “Active Buyer” is a thredUP buyer who has made at least one purchase in the last 12 months. A thredUP buyer is a customer who has created an account in our marketplace. A thredUP buyer is identified by a unique email address and a single person could have multiple thredUP accounts and count as multiple Active Buyers.
An “Active Seller” is a thredUP seller who has sold at least one item on our marketplace in the last 12 months. A thredUP seller is a customer who has created an account and has listed an item in our marketplace. A thredUP seller is identified by a unique email address and a single person could have multiple thredUP seller accounts and count as multiple Active Sellers.
“Orders” means the total number of orders placed across our marketplace, including through our Resale-as-a-Service, or RaaS, clients, in a given period, net of cancellations.
“ThredUp,” “we,” “company,” “us” and “our” refer to ThredUp Inc. and our wholly owned subsidiaries.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Exhibit 99.1 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which are statements that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Exhibit 99.1 include, but are not limited to, statements about:
•our future financial performance, including our revenue, cost of revenue and operating expenses and our ability to achieve and maintain future profitability;
•the sufficiency of our cash, cash equivalents and capital resources to meet our liquidity needs;
•our ability to effectively manage or sustain our growth and to effectively expand our operations;
•our strategies, plans, objectives and goals, including our expectations regarding future infrastructure investments;
•our ability to attract and retain buyers and sellers and the continued impact of network effects as we scale our platform;
•our ability to continue to provide new RaaS offerings that are future sources of revenue;
•trends in our key financial and operating metrics;
•our estimated market opportunity;
•economic and industry trends, projected growth or trend analysis;
•our ability to comply with laws and regulations;

•the effect of uncertainties related to the global COVID-19 pandemic and recovery therefrom on U.S. and global economies, our business, results of operations, financial condition, demand for secondhand items, sales cycles and buyer and seller retention;
•our ability to remediate our material weakness in our internal control over financial reporting;
•our expectations regarding the timing, consideration, terms and benefits of our proposed acquisition, or the Proposed Acquisition, of Remix Global AD, or Remix, as well as the expected impact of the Proposed Acquisition on our total revenue, gross margin and Adjusted EBITDA;
•the increased expenses associated with being a public company; and
•our anticipated uses of net proceeds from the proposed offering.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this Exhibit 99.1.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Exhibit 99.1 primarily on our current expectations and projections about future events and trends that we believe may affect our business, results of operations, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in this Exhibit 99.1 and our most recent quarterly report on Form 10-Q filed with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Exhibit 99.1 and our most recent quarterly report on Form 10-Q filed with the SEC. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this Exhibit 99.1 relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this Exhibit 99.1 to reflect events or circumstances after the date of this Exhibit 99.1 or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Exhibit 99.1, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

BUSINESS UPDATES – OVERVIEW
Our Mission
Our mission is to inspire a new generation of consumers to think secondhand first.
That means…
•Enabling a generation of new buyers to effortlessly find high-quality secondhand items from brands they love at incredible prices, while delivering the joy, selection and engagement of online shopping;
•Enabling a generation of new sellers to participate in the resale economy by helping sellers conveniently clean out their closets and earn a payout or a charitable donation receipt for the items they no longer wear; and
•Enabling brands and retailers to deliver modern resale experiences that help their consumers shop in more environmentally sustainable ways.
We are a mission-driven company. Our core business creates a positive impact to the benefit of our buyers, sellers, partners, employees, investors and the environment. Our management team – with an average tenure of nearly seven years – lives our mission every day while maintaining a focus on our long-term vision. This commitment and the transformation of resale are central to our continuing success.
Overview
thredUP is one of the world’s largest online resale platforms for women’s and kids’ apparel, shoes and accessories.1 Our custom-built operating platform is powering the rapidly emerging resale economy, the fastest growing sector in retail, according to the GlobalData Market Survey. As of March 31, 2021, we had 1.29 million Active Buyers and 424,000 Active Sellers. thredUP’s platform consists of distributed processing infrastructure, proprietary software and systems and data science expertise. Since our founding in 2009, we have processed over 125 million unique secondhand items from 35,000 brands across 100 categories, saving our buyers an estimated $3.3 billion off estimated retail price.2 We estimate that we have positively impacted the environment by saving 1.0 billion pounds of CO2 emissions, 2.0 billion kWh of energy and 4.4 billion gallons of water simply by empowering consumers to buy and sell secondhand. The traditional fashion industry is one of the most environmentally damaging sectors in the global economy and we believe our scalable resale business model is a powerful solution to the fashion industry’s wastefulness.
thredUP’s proprietary operating platform is the foundation for our managed marketplace, where we have bridged online and offline technology to make the buying and selling of tens of millions of unique items easy and fun. The marketplace we have built enables buyers to browse and purchase resale items for women’s and kids’ apparel, shoes and accessories across a wide range of price points. Buyers love shopping value, premium and luxury brands all in one place, at up to 90% off estimated retail price. Sellers love thredUP because we make it easy to clean out their closets and unlock value for themselves or for the charity of their choice while doing good for the planet. Sellers order a Clean Out Kit, fill it and return it to us using our prepaid label. We take it from there and do the work to make those items available for resale. In 2018, based on our success with consumers directly, we extended our platform to enable brands and retailers to participate in the resale economy. A number of the world’s
1     Based primarily on items processed, items sold and the capacity of our distribution centers.
2 The estimated retail price of an item is based on the estimated original retail price of a comparable item of the same quality, construction and material offered elsewhere in new condition. Our estimated original retail prices are set by our team of merchants who periodically monitor market prices for the brands and styles that we offer on our marketplace leading brands and retailers are already taking advantage of our RaaS offering. We believe RaaS will accelerate the growth of this emerging category and form the backbone of the modern resale experience.
We have built a differentiated and defensible operating platform to enable resale at scale, combining:
•Distributed Processing Infrastructure.  Our infrastructure is purpose-built for “single SKU” logistics, meaning that every item processed is unique, came from or belongs to an individual seller and is individually tracked using its own stock keeping unit, or SKU. We believe our logistics and infrastructure have never been executed at our scale in the online resale market. We operate distribution centers that can collectively hold 5.9 million items in three strategic locations across the country. Our operations are highly scalable, and we have the ability to process more than 100,000 unique SKUs per day across our existing distribution footprint. We drive continuous operational efficiency through proprietary technology and ongoing automation of our infrastructure.
•Proprietary Software and Systems.  Our facilities run on a suite of our custom-built applications designed for “single SKU” operations. Our engineering team has implemented large-scale, innovative and patented automation for put-away, storage, picking and packing at scale. This automation results in reduced labor and fixed costs while increasing storage density and throughput capacity. Our proprietary software, systems and processes enable efficient quality assurance, item-attribution, sizing and photography.
•Data Science Expertise.  There are no barcodes on clothing, so we invented a real-time database to identify, categorize and value each secondhand clothing item that we receive. We continue to expand our proprietary data set that spans over 125 million unique secondhand items processed across 35,000 brands and 100 categories. We harness this robust, structured data set across our business to optimize economic decisions, such as pricing, seller payouts, item acceptance, merchandising and sell-through. We also leverage data to power efficient customer acquisition and lifetime engagement, and to provide a personalized shopping experience.
We generate revenue from items that are sold to buyers on our website and mobile app and through our RaaS clients. Beginning in mid-2021, our RaaS offerings are being structured to be future sources of revenue wherein RaaS clients typically pay an upfront integration fee as well as ongoing service fees and revenue sharing fees, as applicable. We operate with consignment sales and direct product sales. In 2019, we shifted to primarily consignment sales. With consignment sales, we recognize revenue net of seller payouts, and cost of revenue includes outbound shipping, outbound labor and packaging costs. With direct product sales, we recognize revenue on a gross basis, and cost of revenue includes inventory cost, inbound shipping and inventory write-downs, as well as outbound shipping, outbound labor and packaging costs. With both consignment sales and direct product sales, we optimize for gross profit dollar growth, which was 43% in 2018, 44% in 2019 and 14% in 2020 and 55% for the three months ended March 31, 2020 and 22% for the three months ended March 31, 2021. 2020 gross profit dollar growth slowed primarily due to the overall impact of the COVID-19 pandemic, including lower demand for apparel in general, higher discounts and incentives plus fewer secondhand items being listed for sale on our marketplace. For the three months ended March 31, 2021, gross profit dollar growth slowed as compared to the same period in the prior year due to strong pre-COVID-19 pandemic revenue in the three months ended March 31, 2020.
Our buyers pay us upfront when they purchase an item. For items held on consignment, after the end of the 14-day return window for buyers, we credit our sellers’ accounts with their seller payout. Our sellers then take an average of more than 60 days to use their funds, which results in a working capital dynamic that is favorable for our business given that the buyers pay us upon purchase. We have methodically scaled operating capacity and revenue, while increasing gross profit and improving our operating performance.

•As of December 31, 2020, we had 1.24 million Active Buyers, up 24% over December 31, 2019. As of March 31, 2021, we had 1.29 million Active Buyers, up 14% over March 31, 2020.
•As of December 31, 2020, our distribution centers could hold 5.5 million items and, as of March 31, 2021, our distribution centers could hold 5.9 million items.
•Our revenue was $186.0 million in 2020, up 14% over 2019, and $55.7 million in the three months ended March 31, 2021, up 15% over the three months ended March 31, 2020. Our consignment revenue was $138.1 million in 2020, up 41% over 2019, and $44.7 million in the three months ended March 31, 2021, up 27% over the three months ended March 31, 2020.
•Our gross profit was $128.1 million in 2020, up 14% over 2019, and $39.7 million in the three months ended March 31, 2021, up 22% over the three months ended March 31, 2020. Our overall gross margin was 69% in 2020 and 2019 and 71% in the three months ended March 31, 2021. Our consignment gross margin was 75% in 2020, as compared to 77% in 2019, and 76% in the three months ended March 31, 2021, as compared to 75% in the three months ended March 31, 2020.
•Our net loss was $47.9 million in 2020, $38.2 million in 2019 and $16.2 million in the three months ended March 31, 2021. Our net loss margin was 26% in 2020, 23% in 2019 and 29% in the three months ended March 31, 2021.
•In 2020, our Adjusted EBITDA was $(33.4) million with an Adjusted EBITDA margin of (18)%. In 2019, our Adjusted EBITDA was $(24.3) million with an Adjusted EBITDA margin of (15)%. In the three months ended March 31, 2021, our Adjusted EBITDA was $(9.1) million with an Adjusted EBITDA margin of (16)%. In the three months ended March 31, 2020, our Adjusted EBITDA was $(10.4) million with an Adjusted EBITDA margin of (22)%.
Our Market Opportunity
We believe that we are in the early stages of capitalizing on a large and growing market opportunity in secondhand clothing. Our market benefits from, and we are helping to drive, powerful consumer trends in our favor. Our addressable opportunity is represented by the following demand and supply-side market sizing:
•U.S. Demand-Side Secondhand Total Addressable Market.  According to the GlobalData Market Survey, the demand-side market for all U.S. secondhand clothing, footwear and accessories was estimated to be $27 billion in 2020. The secondhand market consists of resale and thrift apparel, footwear and accessories. The primary difference between resale and thrift is that resale items are selectively sorted, processed and curated for sale by sellers. Resale represents the fastest growing segment in the total retail clothing market and is our core addressable market today. According to the GlobalData Market Survey, the resale market is expected to grow from $9 billion in 2020 to $47 billion by 2025, representing a compound annual growth rate of 40%. We believe resale is driving a significant expansion of the secondhand market because it unlocks dormant, high-quality supply by taking the friction out of selling, and provides a buying experience for consumers that is similar to shopping new.
•European Demand-Side Secondhand Total Addressable Market. According to a July 2021 market sizing survey by GlobalData plc, the demand-side market for all European secondhand clothing, footwear and accessories was estimated to be $21.1 billion in 2020, and it is expected to grow to $39.0 billion by 2025. We believe there is a large opportunity in Europe to grow the managed marketplace model we have implemented in the United States. See “—Acquisition of Remix Global AD” for more details on our Proposed Acquisition as part of our European expansion strategy.

•U.S. Supply-Side Secondhand Total Addressable Market.  We believe there is a massive opportunity to unlock secondhand supply and increase the lifecycle of existing apparel that sits unworn in closets. We estimate that 16.9 billion pounds of the apparel thrown away in the United States could be recycled and reused, which we estimate is enough supply to fill approximately one billion thredUP Clean Out bags every year. In 2020, we processed just over one million bags through our platform, which represents less than 0.1% of this potential supply we could unlock from closets in the United States.
Consumer Trends
This secondhand market opportunity is underpinned by the convergence of the following consumer trends:
•Generational Shift.  More Millennial and Generation Z consumers are driving the shift to secondhand each year. As these consumers mature, generate more disposable income and become a larger portion of consumer wallet share, we expect that secondhand will benefit. According to the GlobalData April 2021 Consumer Survey, Millennial and Generation Z consumers are shopping secondhand more than any other age group. 42% of Generation Z and 42% of Millennials purchased secondhand in 2020, which is 16 percentage points and 21 percentage points more, respectively, than in 2016.
•Sustainability Matters.  Sustainability remains an important driver for purchase decisions. We believe that thredUP will help drive a habit shift among consumers to think secondhand first. According to the GlobalData April 2021 Consumer Survey, 43% of consumers in 2020 said they are more likely to shop with a brand that offers sustainable fashion options, and 56% of consumers say that clothing should be produced sustainably.
•Value Consciousness.  The COVID-19 pandemic has driven consumers to place greater importance on value. According to the GlobalData April 2021 Consumer Survey, 56% of consumers care more about seeking value when shopping for apparel than before the pandemic, and 67% of consumers say that they are motivated by value when it comes to shopping and prefer retailers that help them save money.
•Secondhand Becomes Mainstream.  Secondhand is gaining share of wallet at the expense of fast fashion brands, department stores and luxury brands. According to the GlobalData April 2021 Consumer Survey, an estimated 173 million consumers bought secondhand products in 2020. In addition, 86% of those surveyed said that they have or are open to shopping secondhand.
Our Buyers, Sellers and Resale-as-a-Service (RaaS) Clients
As of December 31, 2020, we had 1.24 million Active Buyers and 428,000 Active Sellers on our platform. In the year ended December 31, 2020, our buyers placed 3.96 million Orders. As of March 31, 2021, we had 1.29 million Active Buyers and 424,000 Active Sellers on our platform. In the three months ended March 31, 2021, our buyers placed 1.13 million Orders.
Repeat buyers, whom we define as buyers who are making a second or more purchase on our marketplace, accounted for 80% of our Orders for the year ended December 31, 2020, compared to 79% in the year ended December 31, 2019 and 82% in the year ended December 31 2018. Repeat buyers accounted for 80% of our Orders for the three months ended March 31, 2021, compared to 77% in the three months ended March 31, 2020. These repeat buyer metrics demonstrate the stability of repeat purchases on our marketplace. In the year ended December 31, 2020, Orders from new buyers grew 18%, and Orders from repeat buyers grew 29%. In the year ended December 31, 2019, Orders from new buyers grew 54%, and Orders from repeat buyers grew 29%. In the three months ended March 31, 2021, Orders from new buyers grew 3% as compared to the three months ended March 31, 2020 and Orders from repeat buyers grew 22% as compared to the three months ended March 31, 2020.

Additionally, as of December 31, 2020, we worked with 21 RaaS clients, including GAP, Madewell, Reformation and Walmart.
Benefits for thredUP Buyers.  When our 1.29 million Active Buyers shop on thredUP they are making a stylish choice for themselves and a smart choice for their wallets and for the environment.
•Value.  Buyers love shopping value, premium and luxury brands all in one place, at up to 90% off estimated retail price. Since our founding, we estimate that we have saved our buyers $3.3 billion off retail price.
•Selection.  Our assortment is unique and ever-changing, with an average of over 321,000 new secondhand items listed each week in the three months ended March 31, 2021. We have an incredible breadth of assortment with over 35,000 brands across 100 categories and across price points.
•Engagement.  We have created an online resale shopping experience that is fun and convenient. In the past, shopping secondhand often meant sifting through piles of random clothing at thrift stores. In the year ended December 31, 2020, on average, our Active Buyers visited our website six times per month.
•Personalization.  We use our data science capabilities to enable our buyers to navigate the breadth of items available, providing a more personalized shopping experience. We also are able to customize our assortment based on the time of year and the location of our buyers, including allowing buyers to shop only from their closest distribution center for faster delivery, lower prices and decreased environmental impact.
•Quality.  Each item in our marketplace has undergone a rigorous twelve-point quality inspection. In the year ended December 31, 2020, we listed only 59% of the items that we received from sellers on our marketplace after curation and processing. As evidence of the high quality of items on our marketplace, in the year ended December 31, 2020, we had a return rate of 12% of items sold and returns due to quality accounted for less than 2% of items sold.
•Sustainable.  Buyers feel good about buying secondhand because they are reducing waste. Since our founding, based in part on information provided by Green Story, we estimate our buyers have positively impacted the environment by saving 1.0 billion pounds of CO2 emissions, 2.0 billion kWh of energy and 4.4 billion gallons of water by shopping secondhand.
Benefits for thredUP Sellers.  We enable our 424,000 Active Sellers to conveniently clean out their closets and unlock value for themselves or for the charity of their choice while doing good for the environment at the same time.
•Convenient Clean Out.  We make it easy for sellers to clean out their closets using our prepaid bag, prepaid label and pick-up service. Sellers fill the bag and leave it on their doorsteps for mail carrier pick up. Sellers can also drop bags off at a retail location of one of our RaaS clients, at the post office or at a location of one of our logistics partners.
•No Active Management.  We provide end-to-end resale services for sellers using our platform, including managing item selection and pricing, merchandising, fulfillment, payments and customer service.
•Unlocking Value.  There are multiple ways to unlock value on thredUP. We offer sellers cash, thredUP online credits, select RaaS client credits or charitable donation receipts for items that sell on our marketplace. Sellers select their payout method with a simple click on our site.
•Magic of Cleaning Out.  Like a sparkling clean house or a sparkling clean car, an organized closet full of clothes you love just feels good.

•Sustainability.  According to the Environmental Protection Agency, 8.9 million tons of clothing and footwear went to landfill in 2017. Sellers feel good when they choose to be sustainable with thredUP. Not only do sellers find the process convenient, but they like knowing that their clothing is being reused or recycled.
Benefits for Resale-as-a-Service (RaaS) Clients. According to the GlobalData Fashion Retailer Survey, 72% of retail executives surveyed said they are interested in testing resale within the next 10 years as they look to increase foot traffic to their stores, drive sustainability for the apparel ecosystem, reach a younger consumer and build brand loyalty with their consumers.
By partnering with us, RaaS clients are able to:
•Leverage our Resale Operating Platform.  We enable brands and retailers to plug into our operating platform and unlock the resale value in the closets of their customers. Traditional retail and e-commerce models are not set up to intake, process, price and sell millions of unique resale items at scale in a predominantly online marketplace.
•Drive Incremental Revenue.  We have developed multiple initiatives to drive incremental revenue for our RaaS clients. For some RaaS clients, we power clean out services that enable them to sell worn, returned inventory through our marketplace.
•Access New Consumers.  We enable brands and retailers that are RaaS clients to build brand awareness with an important consumer demographic and increase wallet share by expanding their retail proposition into the high growth resale segment. This access is increasingly important as resale becomes mainstream for shoppers of all price points.
The thredUP Operating Platform
To address the complexities of resale, we have built a platform consisting of distributed processing infrastructure, proprietary software and systems and data science expertise.
Distributed Processing Infrastructure
Differentiating features of our processing infrastructure include:
•Proven Scalability.  Our infrastructure is highly scalable. Our distribution centers can currently hold 5.9 million items and we expect this to increase to 6.5 million items by the end of 2021. We currently have the ability to process more than 100,000 unique SKUs per day, and we expect our daily processing capacity to increase over time. Since our founding, we have processed over 125 million unique secondhand items, and we are rapidly expanding our capacity to serve our buyers, sellers and RaaS clients.
•Technology-Driven Processing, Storage and Fulfillment.  We drive operational efficiency through proprietary technology and automation of our infrastructure. Key processes that involve technology and automation include visual recognition of items, supply acceptance and itemization, pricing and merchandising, photography, and storage and fulfillment.
•Strategic Distribution.  Our distribution centers are located in Arizona, Georgia and Pennsylvania. By locating our facilities in strategic locations across the country we can be closer to our buyers and sellers, which allows us to reduce shipping times in transit, and lower our inbound and outbound shipping costs. We rank Clean Out Kits that we receive from repeat sellers using a supplier score matrix, which enables us to strategically direct Clean Out Kits to optimize for a facility’s assortment, based on localized supply and demand. We also do the same for buyers’ returns.
Proprietary Software and Systems
Key automated processes in all of our distribution centers include:
•Intelligent Item Acceptance and Listing.  We use multi-layered algorithms to predict demand and pricing for an item, along with the optimal payout rate to the seller. As such, after our quality review, we make our decision of accepting or rejecting an item based on a framework that balances sell-through, unit economics and the seller’s payout rate.
•Visual Recognition.  We utilize machine learning and artificial intelligence to power visual recognition of items we receive from sellers to automate inspection and item attribution.
•Photo Selection.  We have developed software that automatically selects the optimum photo to drive buyer engagement, balanced against the cost of photography, which is one of the largest expenses when prepping an item for sale online. This specialized photo selection capability enables us to produce hundreds of thousands of high-quality photos a day without a professional photographer. We can automatically sharpen, color correct and enhance photos as needed, before uploading to our marketplace in a continuous flow, 24 hours a day, 7 days a week.
•Location-Based Assortment.  We match buyers to the closest distribution center and personalize the assortment that they see on our marketplace to items that are physically closest to them. Our geographical personalization enables buyers to find items that are lower priced (the closer the item, the lower the price) and more likely to arrive quickly.
Data Science Expertise
Key ways in which we utilize data include:
•Supply Quality Management.  We aim to increase the yield from items processed to items listed from each Clean Out Kit by encouraging repeat sellers that have high-quality secondhand items to continue consigning and engaging with thredUP. Given that the majority of our supply comes from repeat sellers, we track transactional and behavioral data that enables us to prioritize sellers with high-quality secondhand items and de-prioritize items that are not as suitable for our marketplace, based on their historical track record.
•Item Pricing.  Our software algorithms ingest millions of data points each day to determine how we price items. We set pricing at the item level because each item is unique. Our approach is layered, leveraging machine vision as well as dozens of attributes such as brand, category, style, color and materials. We combine these data points with information about similar items, aggregate marketplace supply and demand data and human-driven pricing research. Based on each item, these layers of algorithms are combined in different ways to set our reference prices and listing price and to accelerate sell-through with intelligent, targeted discounting.
•Seller Payouts.  Once we have identified the target selling price for an item to maximize its sell-through and contribution margin, we then set the payout rate for sellers. Similar to our pricing algorithms, we refine our seller payouts on a regular basis to be competitive relative to the market for resale. For example, if we know that an item has strong potential demand with buyers, we are able to calibrate our payout to incentivize sellers to choose thredUP over other managed platforms.
•Personalization.  We use data to help buyers better navigate millions of unique items and tens of thousands of new items posted daily so that they are able to have a more personalized shopping experience. We help buyers save items, sign-up for alerts on new items and hear about price drops on products they are in the market to buy. These inputs are then cycled back into our data-driven consumer models to personalize the shopping experience for buyers.
•Marketing Automation.  We have built proprietary in-house software, managed by our marketing automation team, to deliver compelling, scalable buyer acquisition results. In practice, that means our data pipelines have been built to help our teams identify which advertising activities are performing, and to calibrate our marketing spend across channels and campaigns to drive return on investment. We also use browsing and engagement data in our models that help us estimate (i) the future value of a potential buyer in terms of potential contribution profit for their first order and (ii) the future value of an existing buyer in terms of potential contribution profit for the next twelve months. We ingest and calibrate multiple data points including the advertising unit viewed by the potential buyer, sign-on method, search or filter keywords and add-to-cart behavior, amongst others, to predict the quality of this potential buyer and the expected lifetime value and payback on marketing over time. We calculate marketing payback as the time it takes for the cumulative contribution profit of a buyer to equal the marketing dollars spent to acquire such buyer.
Our Strengths
We believe the following strengths contribute to our success:
•Powerful, Extensible Operating Platform.  We designed our platform with the goal of making buying and selling secondhand convenient for consumers, and we extended it to support brand and retail experiences via our RaaS offering. As a result of our investments in our platform, we expect that buyers, sellers, brands, retailers and other partners will continue to seek out thredUP as their resale partner, providing us with the opportunity to extend our platform further.
•Data Driven Model.  Our business model allows us to capture and utilize large volumes of data from touch points throughout the resale process, including transactional and pricing data across more than 35,000 brands and 100 categories, along with behavioral data from our buyers and sellers. We believe that our data gives us unparalleled insight into the entire resale economy and allows us to enhance our operating platform.
•Managed Marketplace.  We provide end-to-end resale services for sellers using our platform, including managing item selection and pricing, merchandising, fulfillment, payments and customer service. As a result, we can offer a broad selection of secondhand items across more than 35,000 brands and 100 categories. Our buyers and sellers trust thredUP to deliver value, selection and quality. We believe that operating primarily on consignment also gives us the ability to drive stronger future margins than traditional inventory-taking business models because we incur minimal inventory risk and benefit from favorable working capital dynamics. Our buyers pay us upfront when they purchase an item. For items held on consignment, after the end of the 14-day return window for buyers, we credit our sellers’ accounts with their seller payout. Our sellers then take an average of more than 60 days to use their funds.

•Strong Network Effects.  The growth of buyers and sellers on our marketplace generates strong network effects. More assortment on our marketplace increases the choices available to buyers, and more buyers on our marketplace increases potential sales for our sellers through a self-reinforcing, mutually beneficial network effect. Our network effects grow as we scale due to our ability to harness a larger trove of proprietary pricing, transactional and behavioral data to optimize our marketplace. In addition, converting buyers into sellers and vice versa amplifies the flywheel that drives user acquisition, engagement and retention in our marketplace.
•Founder-Led Management Team.  We are led by our co-founders James Reinhart and Chris Homer. Our management team’s clear sense of mission, commitment to our values and long-term focus on transforming resale through technology are central to our success. Members of our team have created and grown leading technology, retail and consumer businesses, and they retain a strong entrepreneurial spirit.
Our Growth Strategy
The key elements of our growth strategy include:
•Expand Our Operating Platform.  We will continue to invest in our operating platform by expanding and optimizing our distributed processing infrastructure and automation capabilities, including increasing automated distribution centers, and improving our proprietary software and systems and data science capabilities. In anticipation of demand recovering more fully over the course of 2021 and into 2022, we are increasing headcount, expanding our processing power and strategically targeting our marketing spend thus increasing our operating expenses. We anticipate that by adding new listings from increased processing Clean Out Kits, we will be well positioned to meet the expected increased consumer demand and attract new Active Buyers. We expect to drive operating leverage and higher margins as we grow and scale our business.
•Increase Selection of High-Quality Items.  Having a vast selection of high-quality secondhand items is core to the growth of our business, and we plan to continue to attract additional sellers and engage with our RaaS clients to bring an ongoing, high-quality assortment to our marketplace. To expand our base of secondhand items for resale, as well as our base of sellers, we must appeal to and engage individuals new to selling secondhand items or who have sold secondhand items through traditional brick-and-mortar shops but are unfamiliar with our business. We find new sellers by converting buyers using our marketplace, retail locations, our RaaS offerings, referral programs, organic word-of-mouth and other methods of discovery, such as mentions in the press.
•Increase Lifetime Value of Existing Buyers and Attract New Buyers.
•Increasing the lifetime value of existing buyers. For buyers, we intend to drive repeat purchases by enhancing our assortment and leveraging our data insights to improve personalization and increase conversion. In addition, converting buyers into sellers and vice versa accelerates the powerful flywheel that drives our marketplace and leads to greater value per customer.
•Attracting new buyers. We are focused on growing our buyer base, and we believe we are in the early stages of our market opportunity. As of March 31, 2021, we had 1.29 million Active Buyers, which represents less than 1% penetration of the U.S. total population. Through our targeted, data-driven marketing efforts we aim to generate meaningful returns on our buyer acquisition investments.

•Expand our Resale-as-a-Service (RaaS) Offering.  We plan to invest in and extend our RaaS offering to power resale for more brands and retailers. More brand and retail partners on our platform drives more supply for our marketplace and creates brand awareness with buyers for thredUP and our RaaS clients.
•Increase Brand Awareness.  We have an opportunity to increase our brand awareness, as our unaided brand awareness was 13.8% as of January 2021, based on a first quarter 2021 survey of over 2,000 women in the United States of ages 18 - 65. In the survey, 13.8% of participants said they think of thredUP when they think of online clothing resale (buying or selling secondhand clothes online) websites. We believe that with continued investment in brand marketing, data-led insights and effective consumer targeting, we can expand and strengthen our reach.
•Expand into New Categories and Offerings.  We aim to enhance our product offering for buyers and unlock more supply from sellers by expanding into new categories and offerings that can leverage our conveyor and item on-hanger systems.
•Expand Internationally.  Our operating platform and data science expertise have enabled us to expand our offering into RaaS and new apparel categories successfully. We may choose to expand into new geographies and invest strategically in international operations and marketing in the future.
Recent Developments
Initial Public Offering
On March 30, 2021, we completed our initial public offering, or the IPO, in which we sold 13,800,000 shares of our Class A common stock, including 1,800,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares, at a price to the public of $14.00 per share.
Acquisition of Remix Global AD
On July 24, 2021, we entered into Share Purchase Agreements, or collectively, the Share Purchase Agreement, with the shareholders of Remix, a fashion resale company operating in Central and Eastern Europe and headquartered in Sofia, Bulgaria, to purchase 100% of the outstanding equity interests of Remix and its subsidiary. We expect the consideration for the Proposed Acquisition to be approximately $28.5 million (including the repayment of approximately $11.8 million in outstanding debt of Remix), subject to customary purchase price adjustments, of which $3.5 million is to be paid in the form of 130,597 shares of newly-issued Class A common stock to be issued 18 months following the closing of the Proposed Acquisition. In addition, upon closing, we will grant certain members of the Remix management team restricted stock units, or RSUs, that will vest over a four-year period with an aggregate grant date fair value equal to $6.5 million.
We believe the acquisition of Remix will add an experienced, founder-led management team and a complimentary operational infrastructure to establish and accelerate our presence in Europe in the growing secondhand and resale market. Additionally, over time we expect to leverage our expertise and knowledge in marketing, infrastructure, logistics and data science to drive improvement in Remix’s revenue growth and margin expansion. Total revenue for Remix in calendar year 2020 was $33.9 million, and we expect the Proposed Acquisition to be accretive to our total revenue, dilutive to our gross margin and modestly accretive to our Adjusted EBITDA in the near term.
We expect to fund the Proposed Acquisition with cash on hand, which may include the proceeds of this offering. The acquisition is expected to close during the fourth quarter of 2021 and is subject to customary closing conditions and other deal specific closing conditions. We cannot assure you that the acquisition will occur on or before the expected time or at all. See the section titled “Risk Factors—Risks Relating to our Proposed Acquisition.”
Estimated Preliminary Results for the Quarter Ended June 30, 2021 (unaudited)
Set forth below are certain preliminary and unaudited estimates of selected financial and other data for the quarter ended June 30, 2021. The unaudited selected financial and other data for the quarter ended June 30, 2021 reflects our preliminary estimates with respect to such results based on currently available information, is not a comprehensive statement of our financial results and is subject to completion of our financial closing procedures. Our financial closing procedures for the quarter ended June 30, 2021 are not yet complete and, as a result, our actual results may differ materially from these estimates. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP. In addition to the preliminary financial results presented on the basis of GAAP in this Exhibit 99.1, we also present Adjusted EBITDA, which is a non-GAAP financial measure and should be viewed as a supplement to, and not as a substitute for, our results of operations presented under GAAP. For additional information on and the definition of Adjusted EBITDA see the section titled “Summary Consolidated financial and other data—Non-GAAP Financial Measure – Adjusted EBITDA”. Further, our preliminary estimated results are not necessarily indicative of the results to be expected any future period as a result of various factors, including, but not limited to, those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” This information should be read in conjunction with our consolidated financial statements and the related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included elsewhere in this Exhibit 99.1.
The preliminary estimates presented below have been prepared by, and are the responsibility of, management. KPMG LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
•Revenue is expected to be between $59.0 million and $60.0 million, an increase of $12.2 million at the midpoint of the range as compared to $47.3 million for the quarter ended June 30, 2020.
•Gross profit is expected to be between $43.0 million and $44.0 million, as compared to $33.0 million for the quarter ended June 30, 2020.
•Gross margin is expected to be between 73% and 74%, as compared to 70% for the quarter ended June 30, 2020.
•Net loss is expected to be between $14.6 million and $14.4 million, as compared to a net loss of $6.7 million for the quarter ended June 30, 2020.
•Adjusted EBITDA is expected to be between $(9.2) million and $(9.0) million, as compared to an Adjusted EBITDA of $(3.3) million for the quarter ended June 30, 2020.
The preliminary estimates for our key operating metrics are as follows:
•Active Buyers are expected to be between 1.32 million and 1.34 million, as compared to 1.24 million as of June 30, 2020.
•Orders are expected to be between 1.21 million and 1.22 million, as compared to 1.00 million for the quarter ended June 30, 2020.

The following table presents a reconciliation of our preliminary estimates of Adjusted EBITDA from net loss for the quarter ended June 30, 2021 (in millions).

Adjusted EBITDA reconciliation:	Low end of range	High end of range
Net loss	$(14.6)	$(14.4)
Add (deduct):
Depreciation and amortization	1.8	1.8
Stock-based compensation	2.9	2.9
Interest expense	0.7	0.7
Adjusted EBITDA	$(9.2)	$(9)

BUSINESS UPDATES – OUR BUSINESS MODEL
Our business model balances the interests of each of our stakeholders – our buyers, sellers, employees and investors, as well as the environment. This balancing principle guides our day-to-day operations and enables us to build a more sustainable and successful business. As we grow our managed marketplace, we aim to provide value to both our buyers and our sellers, support the career advancement of our employees, invest in growth and improve our results of operations and reduce the environmental impact of the fashion industry by inspiring a new consumer habit of buying and selling secondhand.
We generate the majority of our revenue from selling secondhand women’s and kids’ apparel, shoes and accessories on our marketplace, at up to 90% discount to estimated retail price. We also sell items through our RaaS clients. We obtain our supply of items from individual sellers, our RaaS clients and customers of our RaaS clients through the Clean Out Kit process, capturing items that often would have been discarded before thredUP. Because of the value and convenience sellers get with thredUP, we attract high-quality supply without directly spending money to acquire sellers.
We provide end-to-end resale services for sellers using our platform, including managing item selection and pricing, merchandising, fulfillment, payments and customer service. Our algorithms predict the demand for an item and determine a listing price for it, along with setting the seller payout ratio, with the aim of optimizing sell-through, gross profit dollars and our unit economics. Our seller payout ranges from 3% to 15% for items listed at $5.00 to $19.99, and up to 80% for items listed at $200 and above. In the year ended December 31, 2020, the average seller payout was 19% of the item sale price and the average seller payout per bag was $51.70. In 2020, 77% of the Clean Out Kits we processed were from repeat sellers, which demonstrates the consistent and compelling value proposition that we provide.
We operate with consignment sales and direct product sales. In mid-2019, we shifted to primarily consignment sales. With consignment sales, we recognize revenue net of discounts, incentives, seller payouts and returns. With direct product sales, we recognize revenue net of discounts, incentives and returns. In both cases, we optimize item pricing for gross profit dollar growth, which was 44% in 2019 and 14% in 2020 and 55% for the three months ended March 31, 2020 and 22% for the three months ended March 31, 2021. We have also expanded our gross profit as we have scaled our marketplace and reduced our outbound shipping, outbound labor and packaging costs. Our gross profit per order in 2018, 2019 and 2020 was $33.25, $35.90 and $32.32, respectively, reflecting year-over-year expansion of 8% and decline of 10%. The decline in average gross profit per order in 2020 was driven by lower average revenue per order as a result of our COVID-19 response, which included higher levels of discounts and incentives, as well as a higher percentage of our sales being consignment sales. In the three months ended March 31,

2021, gross profit per order was $35.22, reflecting an improvement of 9% compared to gross profit per order for the year ended December 31, 2020. The growth in gross profit per order in the three months ended March 31, 2021 was driven by higher average revenue per order, expanded utilization of DC06 in Georgia, which is our most automated facility, and improvements in our our inbound and outbound processing capabilities.
With evidence of the economy and retail sales recovering from COVID-19 pandemic lows, we are further investing in our operations to increase our capacity to process Clean Out Kits and add more listings to our marketplace. In anticipation of demand recovering more fully over the course of 2021 and into 2022, we are increasing headcount, expanding our processing power and strategically targeting our marketing spend in relation to our goal of contribution profit payback within twelve months. We anticipate that by adding new listings from increased processing Clean Out Kits, we will be well positioned to meet the expected increased consumer demand and attract new Active Buyers. As we continue to experience strong incoming supply of secondhand items coupled with a large and expanding resale market, we expect to further invest in our operations in the near term and to continue to scale our business to meet these needs.
As we scale and automate our platform, we expect to generate even more attractive order economics, which we track using average contribution profit per order. We use average contribution profit per order primarily to assess our order economics. Average contribution profit per order captures the costs incurred within our distribution centers, and we define it as average gross profit per order less distribution center operating expenses associated with inbound item processing and less payment processing. These distribution center operating expenses include inbound shipping, inbound labor, distribution center fixed costs and management labor, excluding stock based compensation expense, which are included within our operations, product and technology expenses. See the section titled “—Non-GAAP Financial Measure—Contribution Profit and Average Contribution Profit Per Order” for additional information and a reconciliation of contribution profit to gross profit.
In 2020, operations, product and technology expenses accounted for 55% of revenue. Of that, distribution center operating expenses accounted for 38% of revenue. Payment processing expenses are included within selling, general and administrative expenses, and accounted for 3% of revenue in 2020. In the three months ended March 31, 2021, operations, product and technology expenses accounted for 51% of revenue. Of that, distribution center operating expenses accounted for 35% of revenue. Payment processing expenses accounted for 3% of revenue in the three months ended March 31, 2021. Our average contribution profit per order in 2018, 2019 and 2020 was $12.81, $17.41 and $12.74, respectively, reflecting growth of 36% and a decline of 27%. The growth in average contribution profit per order in 2019, which was greater than our average gross profit per order expansion, was driven by increased scale and improvements in our inbound processing capabilities. The decline in average contribution profit per order in 2020 was driven by lower average revenue per order as a result of our COVID-19 response, which included higher levels of discounts and incentives and higher fixed costs per order. In the three months ended March 31, 2021, our average contribution profit per order was $16.16, reflecting growth of 27% compared to average contribution profit per order in 2020. The growth in average contribution profit per order in the three months ended March 31, 2021 was driven by higher average revenue per order, expanded utilization of DC06 in Georgia, which is our most automated facility, and improvements in our inbound and outbound processing capabilities. In the three months ended March 31, 2021, the growth in average contribution profit per order was greater than our average gross profit per order expansion, primarily due to inbound processing improvements. We will continue to invest in technology and increase the level of automation in our distribution centers to support our growth, enhance order economics and improve our average contribution profit per order.

The graphics below demonstrates our order economics:

Average Order Economics for the Year Ended December 31, 2020

Average Order Value	**$68.95**	**~4** Items per Order **$16.99** Average Selling Price
Average Revenue to thredUP per Order	**$46.92**	
Average Gross Profit per Order	**$32.32** / 69% Margin	
Average Contribution Profit per Order	**$12.74** / 27% Margin

Average Order Economics for the Three Months Ended March 31, 2021

~4
Items per Order

$18.31
Average Selling Price

Average Order Value	$74.38
Average Revenue to thredUP per Order	$49.37
Average Gross Profit per Order	$35.22 /71% Margin
Average Contribution Profit per Order	$16.16 / 33% Margin

Non-GAAP Financial Measure – Contribution Profit and Average Contribution Profit Per Order
We believe that average contribution profit per order, when taken collectively with our GAAP results, including gross profit per order, may be helpful to investors in understanding our order economics. We believe that if we are successful in scaling and automating our platform pursuant to our strategy, our results will show (i) an increasing average contribution profit per order over time and (ii) a growth rate in average contribution profit per order that exceeds the growth rate of average gross profit per order due to our ability to reduce inbound processing costs. Such results would likely mean that our average order economics are becoming increasingly attractive and that our investments in technology and automation in our distribution centers are having a positive impact on our average order economics. Contribution profit and average contribution profit per order are presented for supplemental informational purposes only, should not be considered substitutes for financial information presented in accordance with GAAP and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for contribution profit to gross profit, the most directly comparable financial measure stated in accordance with GAAP. We have also presented gross profit per order and contribution profit per order, which represent gross profit (a GAAP measure) and contribution profit (a non-GAAP measure) divided by the total number of Orders. Investors are encouraged to review our results determined in accordance with GAAP and the reconciliation of contribution profit to gross profit.
The following table presents a reconciliation of contribution profit to gross profit, as well as gross profit per order and contribution profit per order, for the years ended December 31, 2018, 2019 and 2020 and the three months ended March 31, 2021:

	Year Ended December 31			Three Months Ended March 31,
	2018	2019	2020	2021
	(in thousands, except for per order figures)
Contribution profit reconciliation:
Gross profit	$78,010	$112,504	$128,148	$39,718
Deduct:
Distribution center operating expenses(1)	(44,659)	(53,307)	(71,400)	(19,696)
Payment processing expenses	(3,300)	(4,643)	(6,235)	(1,797)
Contribution profit	$30,051	$54,554	$50,513	$18,225

Orders	2,346	3,134	3,965	1,128
Average gross profit per order	$33.25	$35.90	$32.32	$35.22
Average contribution profit per order	$12.81	$17.41	$12.74	$16.16
________________
Includes inbound shipping, inbound labor, distribution center fixed costs and management labor, excluding stock based compensation expense, which are included within our operations, product and technology expenses.
BUSINESS UPDATES – THE THREDUP PRODUCT EXPERIENCE
For Resale-as-a-Service (RaaS) Clients.  We offer a robust and varied set of RaaS offerings. Our RaaS clients include national retailers, premium women’s fashion brands and fashion-focused e-commerce sites, and online marketplaces for the buying and selling of used retail goods. We have multiple deal structures and we expect the scope and structure of our deals will continue to grow, deepen and evolve over time. Prior to mid-2021, our RaaS deals were primarily structured as mutually beneficial arrangements, rather than material sources of revenue, aimed at promoting circular fashion and sustainability, increasing buyers, sellers and customers, driving additional visibility and marketing for us and our RaaS clients, building brand awareness, creating additional channels of supply and generating strategic benefits for us and our RaaS clients. Beginning in mid-2021, our RaaS deals are being structured to also be future sources of revenue wherein RaaS clients typically pay an upfront integration fee as well as ongoing service fees and revenue sharing fees, as applicable. We are in the early stages of implementing this structure. Our RaaS offerings include:
•Clean Out Kit Distribution.  Our Clean Out Kit distribution clients, such as Abercrombie & Fitch, Amour Vert, Athleta, Banana Republic and GAP, offer our Clean Out Kits to their customers. Recently, we launched similar programs with Farfetch and LG, where we receive an integration and service fee. Under this offering, the customers of our RaaS clients fill their Clean Out Kits with high-quality used items and ship them to us. We then sell the accepted items received through our marketplace, and the customer (now also a seller) receives a gift card for store credit with our Clean Out Kit distribution client, which has a higher value than our cash payment option. The customers of our RaaS clients become high-quality sellers and our RaaS clients get increased spend from their customers.
•Cash Out Marketplace. Through our Cash Out Marketplace offering, our sellers can turn earned thredUP supply credit into credits for brands like Athleta and Reformation via our marketplace. These sellers cash out for gift cards to the partner of their choice, which has a higher value than the cash payment option.
•Partner Listings.  We partner with eBay and Walmart to cross-list our inventory of secondhand items on their online platforms, and we pay those platforms a marketplace fee. We are able to seamlessly cross-list through our customized software integrations and therefore reach a greater potential base of buyers who already use other platforms.
•White-Label Resale Shops.  We enable retailers to offer white-label resale experiences that are powered by thredUP and leverage our platform. For example, through Madewell Forever, consumers can shop secondhand Madewell apparel through a branded experience. We are able to promote the purchasing of secondhand items and our partners are able to contribute to the circularity of fashion and promote their own brands.
•Worn Returns. We work with retailers, such as Everlane and Reformation, to resell their worn items that cannot be resold as new through our marketplace. Our marketplace is one of the few channels for brands to monetize worn products. Through our worn returns offering, we are able to acquire high-quality secondhand items and our RaaS clients are able to contribute to the circularity of fashion.
We leverage our relationships with our RaaS clients primarily to increase brand awareness for thredUP and acquire buyers, and these offerings are also intended to grow revenue for our business in the future. Our RaaS offerings also allow us to acquire high-quality secondhand items from our RaaS clients and/or their customers, who become our sellers, and to reach additional buyers.
UPDATED RISK FACTORS
Risks Relating to our Information Technology, Intellectual Property, Data Security and Privacy
Our use and other processing of personal information and other data is subject to laws and regulations relating to privacy, data protection and information security. Changes in such laws or regulations, or any actual or perceived failure by us to comply with such laws and regulations, our privacy policies and/or contractual obligations, could adversely affect our business, results of operations and financial condition.
We collect, maintain and otherwise process significant amounts of personal information and other data relating to our buyers, sellers and employees. Numerous state, federal and international laws, rules and regulations govern the collection, use and protection of personal information and other types of data we collect, use, disclose and otherwise process. Such requirements are constantly evolving, and we expect that there will continue to be new proposed requirements relating to privacy, data protection and information security in the United States and other jurisdictions, or changes in the interpretation of existing privacy requirements. For example, the California Consumer Privacy Act, or CCPA, took effect on January 1, 2020 and broadly defines personal information, imposes stringent consumer data protection requirements, gives California residents expanded privacy rights, provides for civil penalties for violations and introduces a private right of action for data breaches. Additionally, on November 3, 2020, Proposition 24 was approved in California which creates a new privacy law, the California Privacy Rights Act, or CPRA. The CPRA creates additional obligations relating to personal information that will take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). The CPRA’s implementing regulations are expected on or before July 1, 2022, and enforcement is scheduled to begin July 1, 2023. We will continue to monitor developments related to the CPRA and anticipate additional costs and expenses associated with CPRA compliance. Additionally, the CCPA has prompted other states to propose and enact similar laws and regulations relating to privacy. For example, in March 2021, Virginia enacted the Virginia Consumer Data Protection Act, or CDPA, which becomes effective on January 1, 2023, and on June 8, 2021, Colorado enacted the Colorado Privacy Act, or CPA, which takes effect on July 1, 2023. The CDPA and CPA share similarities with the CCPA, the CPRA, and legislation proposed in other states. Aspects of the CCPA, CPRA, CDPA, and CPA, and their interpretation, remain unclear, and we cannot yet fully predict the impact of these laws or regulations on our business or operations.
Further, to the extent our operations expand internationally, including in connection with the Proposed Acquisition, we may become subject to additional laws and regulations relating to privacy and data protection. Foreign laws and regulations relating to privacy and data protection often are more restrictive than those in the United States. Regulatory authorities in the European Economic Area, or EEA, for example, traditionally have imposed stricter obligations under laws and regulations relating to privacy and data protection than the United States. In May 2018, the European Union’s regulation governing data practices and privacy called the General Data Protection Regulation, or GDPR, became effective. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals in the EEA. The GDPR provides for substantial penalties for non-compliance, which may result in monetary penalties of up to 20 million Euros or 4% of a company’s worldwide turnover, whichever is greater. Aspects of data protection laws and regulations in the EEA, including those relating to cross-border data transfer and the use of cookies, are evolving rapidly and remain subject to substantial uncertainty. Additionally, outside of the EEA, many countries and territories have laws, regulations, or other requirements relating to privacy, data protection, information security, and localized storage of data, and new countries and territories are adopting such legislation or other obligations with increasing frequency. There is no harmonized approach to these laws and regulations globally. Consequently, international expansion, including in connection with the Proposed Acquisition, increases our risk of non-compliance with applicable foreign data protection laws and regulations.
Future requirements, or changes in the interpretation of existing requirements, relating to privacy, data protection and information security may require us to implement privacy and security policies, provide certain types of notices, grant certain rights to individuals, inform individuals of security breaches, and, in some cases, obtain individuals’ consent to use personal data for certain purposes. These requirements may be inconsistent from one jurisdiction to another, subject to differing interpretations and may be interpreted to conflict with our practices. We cannot yet fully determine the impact that such future requirements may have on our business or operations. Additionally, we are subject to the terms of our privacy policies and notices and may be bound by contractual requirements applicable to our collection, use, processing, security and disclosure of personal information, and may be bound by or alleged to be subject to, or voluntarily comply with, self-regulatory or other industry standards relating to these matters.
Any failure or perceived failure by us or any third parties with which we do business to comply with these privacy requirements, with our posted privacy policies or with other obligations to which we or such third parties are or may become subject relating to privacy, data protection or information security, may result in investigations or enforcement actions against us by governmental entities, private claims, public statements against us by consumer advocacy groups or others, and fines, penalties or other liabilities. For example, California consumers whose information has been subject to a security incident may bring civil suits under the CCPA, for statutory damages between $100 and $750 per consumer. Any such action would be expensive to defend, likely would damage our reputation and market position, could result in substantial liability and could adversely affect our business and results of operations.
Further, in view of new or modified requirements relating to privacy, data protection or information security, contractual obligations and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices, and to expend significant resources to adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new features could be limited. Privacy, data protection and information security concerns, whether valid or not valid, may inhibit the use and growth of our marketplace, particularly in certain foreign countries. Additionally, public scrutiny of or complaints about technology companies or their data practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.
ADDITIONAL RISK FACTORS
Risks Relating to our Proposed Acquisition
Future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute stockholder value and harm our results of operations and financial condition.
We may in the future seek to acquire businesses, products or technologies that we believe could complement our business, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate successfully the acquired personnel, operations, systems and technologies, or effectively manage the combined business following the acquisition. Specifically, we may not successfully evaluate or utilize the acquired business, operations, systems, technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations and financial condition may suffer.
The Proposed Acquisition may not be completed on the anticipated timeline, or at all, and the failure to complete the Proposed Acquisition could adversely affect our business, financial condition and results of operations, and the market price of our Class A common stock.
Each party’s obligation to consummate the Proposed Acquisition is subject to customary closing conditions and other deal specific closing conditions. There can be no assurance that all closing conditions will be satisfied or waived or that the Proposed Acquisition will be completed in a timely manner or at all. Certain of the conditions to completion of the Proposed Acquisition are not within either our or Remix’s control, and we cannot predict when or if these conditions will be satisfied or waived. The closing of the Proposed Acquisition is also dependent on the accuracy of representations and warranties made in the Share Purchase Agreement (subject to customary materiality qualifiers and other customary exceptions) and the performance in all material respects by the parties of obligations imposed under the Share Purchase Agreement.
If the Proposed Acquisition is not completed within the expected timeframe, or at all, we may be subject to a number of material risks. For example, some costs related to the Proposed Acquisition must be paid whether or not the Proposed Acquisition is completed, and we have incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the Proposed Acquisition, as well as the diversion of management and resources towards the Proposed Acquisition, for which we will have received little or no benefit if completion of the Proposed Acquisition does not occur. We may also experience negative reactions from our investors, employees, and buyers.
If the Proposed Acquisition is not completed on the anticipated timeline, or at all, our business, results of operations, financial condition and the market price of our Class A common stock could be adversely affected.
Integrating Remix with our business may be more difficult, costly or time-consuming than expected, and we may not realize the expected benefits of the Proposed Acquisition, which may adversely affect our business, results of operations and financial condition.
If we experience greater than anticipated costs to integrate, or are not able to successfully integrate, Remix into our existing operations, we may not be able to achieve the anticipated benefits of the Proposed Acquisition, including growth opportunities. Even if the integration of Remix’s business is successful, we may not realize all of the anticipated benefits of the Proposed Acquisition in the time frame anticipated, or at all. For example, events outside our control, such as changes in laws and regulations, as well as economic trends, including as a result of the COVID-19 pandemic, could adversely affect our ability to realize the expected benefits from the Proposed Acquisition. Further, upon the closing of the Proposed Acquisition, we would become subject to additional laws and regulations, including those in the European Economic Area, such as the General Data Protection Regulation. Compliance with such laws and regulations will require resources and could be more costly and take more time than we anticipate, which could adversely affect our business.
An inability to realize the full extent of the anticipated benefits of the Proposed Acquisition, as well as any delays encountered in the integration process, could have an adverse effect upon our business, revenue, operating expenses, results of operations and financial condition. In addition, it is possible that the integration process could result in the disruption of our ongoing business or inconsistencies in standards, controls, procedures and policies that may adversely affect our ability to maintain relationships with our buyers and RaaS clients or to achieve the anticipated benefits of the Proposed Acquisition. Integration efforts also may divert management attention and resources. For all of these reasons, we may not be able to achieve the anticipated benefits of the Proposed

Acquisition, which could adversely affect our business, results of operations and financial condition and could cause the price of our Class A common stock to decline.
Remix may have liabilities that are not known to us.
Remix may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations in connection with the Proposed Acquisition. Following the completion of the Proposed Acquisition, we may learn additional information about Remix that materially and adversely affects us and Remix, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws and regulations. Even if we were able to seek an indemnification claim under the Share Purchase Agreement for such liabilities, we may not be able to fully recover our potential losses. Any such liabilities, individually or in the aggregate, could have an adverse effect on our business, results of operations and financial condition.